Japa Health

Japa Health is a technology company that provides data driven personalized wellness education, content, goods and services. Through a self assessment members learn how to heal from chronic conditions and optimize their vitality, energy and joy regardless of their starting point.


HOLISTIC SOLUTIONS TO TRANSFORM YOUR LIFE
HEALTH

Invest

$99 minimum investment

DEADLINE: May 1, 2023

in 7 days

SHARE PRICE

$0.99

TOTAL RAISED

$7,466

VALUATION

$7,918,005

4(a)(6) offering provided by Netcapital Funding Portal Inc.

JAPA'S STORY

Sheryl, the founder of Japa Health, healed from an autoimmune disease that she was told was incurable.

Through her own healing journey she explored every Eastern and Western intervention possible. She has since been medication free for over a decade and is absolutely thriving.

The beginning of her healing journey was hard, confusing, expensive and full of setbacks. As she learned more about what creates health and integrated natural healing practices into her daily life, her nervous system changed, her breathing patterns shifted and her relationship to herself expanded completely. She had conscious awakenings, became physically and mentally strong and deeply inspired to help other people achieve the same kind of transformation.


About the Founder
Corporate executive with 10 years experience in the public and private sector
Deep personal connection to the problem that Japa Health is solving
Wellness entrepreneur with two profitable exits and 10's of 1,000's of customers acquired
Has a vision for a paradigm shift from a strictly biomedical view of health and disease to a more interdisciplinary one based on Psycho-Neuro-Endocrine-Immunology

OVERVIEW

Japa Health's objective is to drive personalized data driven consumer engagement in goods, services and content that helps them achieve their personal wellness and life goals.

To reach our objective we built a vitality assessment powered by a personalized scoring and suggestion engine. Japa scores the effort that people place on their own wellness across ten determinants of health to quantify where they need to put their attention and where they have vulnerabilities in their health. End users receive information about their vitality scores and personalized suggestions to improve.

Japa has identified multiple potential revenue streams for commercialization including B2B2C SAAS fees from enterprise clients across multiple industries for member engagement, employee health and customer engagement. In addition to base monthly fees Japa plans to charge for content utilization, B2B reporting, affiliate marketing fees and we have future plans for direct to consumer subscription fees.

HIGHLIGHTS

- $1.245M seed round led by smart appliance company, VeSync
- Sold out the first 3 day Japa Health Vitality Retreat
- Smart library of content complete with approximately 500 pieces of content written
- MVP live with 150 question vitality assessment driven by a personalized scoring and suggestion algorithm in a secure and scalable infrastructure
- Invite only content creation app developed for industry experts to contribute content for wellness suggestions that is correlated to the Japa Health Vitality Assessment
- Over 300 registered users in 2 weeks since going live through friends, family and social sharing

PROBLEM

For consumers, understanding where to start, what to do, what's accurate, what's safe and what's best for you when working to improve your life, health and happiness can be overwhelming!


The Problem
JAPA HEALTH
Healthcare costs are rising
People are suffering, rates of disease are increasing driving demand for alternative health management
People generally don't know where to start, what to do, what to buy or what's possible relative to alternative health management
Japa Investor deck | Feb 2023
01

> "Wellness is a growing priority for consumers but unmet need remain especially for personalization. This phenomenon is particularly strong among millenials and Gen Z, of whom 49 percent and 37 percent, respectively, expressed a strong preference for products, services, or apps that leverage personal data to personalize the consumer experience."
>
> - McKinsey
>
> September, 2022

For businesses, customer acquisition costs are high, content is expensive and hard to create and businesses want more targeted engagement strategies to reach the consumers that need their goods and services the most.



SOLUTION


Our Solution
JAPA HEALTH
A personalized scoring and suggestion engine.
A smart content creation platform to inspire non-pharmaceutical practices to elevate vitality.
A marketplace powered by our content and suggestion engine.
We believe in creating an ecosystem of synergistic partners to catalyze change in public health and the environment. Collaboration is key!
Japa Investor deck | Feb 2023
02

In order to connect consumers and businesses with the most effective goods, services and content that is optimized for their needs we built a personalized scoring and suggestion engine to personalize engagement.

Our suggestion engine is driven by an assessment with 150 questions. This unique and powerful assessment scores the 10 determinants of health for each person so it is truly holistic.


JAPA HEALTH
Welcome Layna
HEALTH ASSESSMENT : MENTAL FITNESS
07/11 SECTIONS
96. How often do you do things that are incredibly fun, challenging or interesting in such a way that you lose track of time?
Almost never
Rarely
Occasionally
Frequently
Very Frequently
97. Do you breathe predominantly from your mouth or your nose?
Mostly mouth
Mostly nose
Reveal My Vitality


Hi Layna, Check Your Score here
YOUR VITALITY SCORE
98
SCORE BY CATEGORY
Clear And Restart
Click on each tip to learn more
Detoxification
Scored - 92
Tips to Improve
Add Herbs to my diet - Add herbs for increasing circulation like ginger, cayenne and cacao
Decalcify my pineal gland - Reduce exposure to electromagnetic fields (EMFs)
Replace toxic products - Check shampoo, conditioner and bathroom products for parabens, toxic perfumes and phthalates
Reduce toxins in my diet - Reduce sugar intake
Dry brush my body - Entire body for 5 mins or more before bed
Sleep
Scored - 99

We also built an easy to use invitation only content creation app for experts to create engaging content. Teachers can browse a predetermined list of topics which is correlated to our vitality assessment. This will enable engaging content to be delivered to end users and be optimized for their unique needs.


9:50
Hello, sunshine!
COMPLETE PROFILE
80%
You're doing great, Let's do it.
Content overview
15,000
+30%
your contents set on fire
Weekly
4.5k
6K
4K
2K
0
SUN
MON
TUE
WED
THU
FRI
SAT
9:50
STEP 2
Choose Media
Video Content
Upload a video with description & thumbnail.
Infographic Content
Written content & upload thumbnail.
Text Content
Written content & upload thumbnail.
Note: Video format can be horizontal or vertical.
CONTINUE

Our methodology rests at the intersection of science and spirituality including both the seen and unseen forces that influence our biology, life force energy and joy.

We believe this is a game changer for people who desperately seek answers and for businesses who need to connect with their ideal customer.

We provide consumers with much needed information about their needs and we provide businesses with statistical, aggregated end user data to drive their lifetime value (LTV.)



BUSINESS MODEL


Go to Market Strategy and Revenue Model
JAPA HEALTH
B2B2C DISTRIBUTION
Channel partners to include e-commerce, employers, brand partners, health and wellness providers
MEMBERSHIP FEES (tiered with a freemium option)
Access to Japa resources, personalized content, vitality score, action plan, courses, benefits, discounts on products, rewards etc
AFFILIATE FEES FOR PRODUCT SALES / LEAD GENERATION
Affiliate fees for curated and recommended product sales
AGGREGATED STATISTICAL INSIGHTS AND REPORTING
Custom partner dashboards and reports
Dashboard
Diet
Health Assessment
Assessment Analysis
Recommended for You
Japa Investor deck | Feb 2023
10

Note: Please be aware that this company is at the pre-revenue stage. These forward-looking statements are not guarantees of future performance and involve a high degree of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are beyond the control of the Company and its management.

MARKET

Our total addressable market includes people using technology to manage their health and well-being.


U.S. Digital Health Market
size, by technology, 2020 - 2030 (USD Billion)
$55.3B
$66.5B
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
Tele-healthcare
mHealth
Healthcare Analytics
Digital Health Systems
GRAND VIEW RESEARCH
26.9%
U.S. Market CAGR, 2022 - 2030
Source:
www.grandviewresearch.com

GLOBAL WELLNESS ECONOMY:
$4.4 trillion in 2020


Traditional & Complementary Medicine $413b
Wellness Real Estate $275b
Mental Wellness $131b
Wellness Tourism $436b
Personal Care & Beauty $955b
Public Health, Prevention, & Personalized Medicine $375b
Workplace Wellness $49b
Springs $39b
Spas $68b
Healthy Eating, Nutrition, & Weight Loss $946b
Physical Activity $738b

Note: Numbers do not add to total due to overlap in sectors.
Source: Global Wellness Institute

GLOBAL WELLNESS INSTITUTE™


Product Roadmap
JAPA HEALTH
PLANNED FOR 2023
2023 - Marketplace
2023 - Provider directory
2023 - Video content library
2023 - Integrate Wearable data and product recommendations
2023 - Community and group challenges
2023 - Calendar and goal setting with gamification
2023 - Virtual and live events
PLANNED FOR 2024 AND BEYOND
2023 - Personalized marketplace and provider directory
2023 - Video content library
2023 - Integrate wearable data
2023 - Community and group challenges
2023 - Calendar and goal setting with gamification
2023 - Virtual and live events
2024 - Engage with healthcare payers
2024 - Outcomes correlated to Japa Suggestion Engine
2024 - Integrate EHR data
2025 - First clinical trial


Milestones Completed
JAPA HEALTH
COMPLETED
Closed $1.245M Seed Round Strategic lead investor VeSync
Data architecture with micro services
Health Assessment Platform with scores and personalized suggestions
Content Creation Platform and Content Management System
Smart library of content (500 suggestions)
Social sharing enabled
Pipeline of additional partners, device manufacturers and digital health companies established
First Japa Health retreat sold out and completed
Pilot with VeSync complete

PRESS

> **Businesswire**
Japa Health Completes Closing of $1.245 Million Series Seed Round Funding With Smart Appliance Company Vesync

TEAM


Team
JAPA HEALTH
Sheryl Utal
CEO
Ten year corporate career with senior roles in private equity, real estate development and management consulting. Owner of 2 successful lifestyle businesses both with profitable exits. Turn around experience. 13 years experience in wellness including 40,000 customers and 5M in revenue. Healed herself from autoimmune disease and trauma. Passionate about natural healing, disease prevention and human optimization.
Layna Dakin
COO
20 years experience running operations at leading wellness businesses Director of Sweat studios and Sweat TV Master yoga teacher trainer, meditation teacher, content creator, process management expert and team leader Previously co-created content and curriculum with Sheryl at Red Diamond.
Shreyas Shah
CTO
Technology visionary skilled at defining strategy, roadmap and technical architecture. Strong record of success spanning 25 years in the areas of information technology, software development, program management, cloud strategies, and business development for gamut of small to Fortune 1000 corporations. Outcome based proven ability to solve business issues managing costs and risks. Over 15 years experience in providing strategic direction to senior management and establishing scalable IT.
Nic G., PhD
VP
DATA SCIENCE
Nic Georgescu has 10 years experience in data analysis, both as a scientist and data scientist. PhD, focused on electrochemical theory and transport phenomena from Case Western. Nic is an expert in machine learning, data engineering, and process automation. Passionate about healthy living and using data to deliver personalization for business and human outcomes.

USE OF PROCEEDS

If the offering's maximum amount of $1,234,999 is raised:

Use	Value	% of Proceeds
Technology	$654,702	53.0%
G&A	$284,428	23.0%
Content	$235,355	19.1%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Japa Health, Inc.. This offering must raise at least $10,000 by May 1, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Japa Health may issue additional securities to raise up to $1,234,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,245,459 shares
× $0.99 per share

$9,153,004 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 24, 2023
- Form C/A on February 27, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Feb 27, 2023 — Filed Form C/A

Feb 24, 2023 — Primary offering of 1,247,474 shares at $0.99

Feb 24, 2023 — Filed Form C

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